EXHIBIT 99.1 PRESS RELEASE ISSUED MAY 13, 2005

FOR IMMEDIATE RELEASE

MAY 13, 2005

PRESS RELEASE

Citizens Financial Announces First Quarter 2005 Results

LOUISVILLE, KY-- May, 13 2005 -- Citizens Financial Corporation (NASDAQ-CNFL) today reported net income in the quarter ended March 31, 2005 of $111,000 or $0.07 per share, compared to a net loss of $110,000 or $0.07 per share in the first quarter of 2004. Net premium income decreased 9% to $6,454,000 from the first quarter of 2004 while total revenues decreased 7%. Investment income for the quarter was up 8% from the first quarter of 2004. For 2005, the Company realized net pre-tax investment portfolio gains of $55,000 and pre-tax income from operations of $4,000, compared to net realized investment gains of $228,000 and a pre-tax loss from operations of $374,000 for the first quarter of 2004. Shareholders’ equity decreased 8% during the quarter to $18,149,000, with unrealized after-tax investment losses of approximately $1,716,000.

The increase of $378,000 from a pre-tax loss from operations of $374,000 for the first quarter of 2004 to a pre-tax gain from operations of $4,000 for the first quarter of 2005 is principally due to an increase of $127,000 in net investment income, a decrease of $170,000 in commission expenses, a decrease of $708,000 in policy benefits and benefit reserves, offset by a decrease of $603,000 in operating revenues and an increase of $24,000 in other operating expenses. Premiums for the Company’s Preneed products declined $384,000 or 22% while Preneed death claims decreased $94,000.

Detailed financial information is available in the Company’s Quarterly Report on Form 10-Q for the quarter filed with the Securities and Exchange Commission.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-Q for the quarter and Form 10-K for 2004 which have been filed with the Securities and Exchange Commission and can be accessed at

www.citizensfinancialcorp.com

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:
Len E. Schweitzer
Vice President & Treasurer
(502) 244-2420

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Citizens Financial Corporation

Results in tabular form:

Quarter ended March 31
	2005	2004
Segment Revenues	$ 8,267,000	$ 8,743,000
Net realized investment gains	$ 55,000	$ 228,000
Total Revenues	$ 8,322,000	$ 8,971,000
Net Income (Loss)	$ 111,000	$ (110,000)
Net Income (Loss) Per share	$ 0.07	$ (0.07)

Selected Financial Position Data at
	March 31, 2005	December 31, 2004

Total Assets	$ 153,761,000	$ 157,271,000
Notes Payable	$ 5,438,000	$ 5,792,000
Shareholders’ Equity	$ 18,149,000	$ 19,754,000
Shareholders’ Equity per share	$ 10.86	$ 11.82